Exhibit 99.1

Consent of Goldman Sachs & Co. LLC

January 5, 2022

Board of Directors

Zendesk, Inc.

1019 Market Street

San Francisco, CA 94103

Re:	Amendment No. 1 to Registration Statement on Form S-4 of Zendesk, Inc. (File No. 333-261512), filed January 5, 2022 (the “Amended Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated October 28, 2021 (“Opinion Letter”), with respect to the fairness from a financial point of view to Zendesk, Inc. (the “Company”) of the exchange ratio of 0.225 shares of common stock, par value $0.01 per share, of the Company to be issued in exchange for each share of common stock, par value $0.00001 per share, of Momentive Global Inc. (“Momentive Global”) pursuant to the Agreement and Plan of Merger, dated as of October 28, 2021, by and among the Company, Milky Way Acquisition Corp., a wholly owned subsidiary of the Company, and Momentive Global.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Amended Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary — Opinion of Zendesk’s Financial Advisor”, “The Merger — Background of the Merger”, “The Merger — Zendesk’s Reasons for the Merger and Recommendation of the Zendesk Board of Directors”, “The Merger — Opinion of Zendesk’s Financial Advisor”, and “The Merger — Zendesk Unaudited Financial Projections”, and to the inclusion of the Opinion Letter in the Joint Proxy Statement/Prospectus included in the Amended Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Amended Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Amended Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman Sachs & Co. LLC

GOLDMAN SACHS & CO. LLC